EMPLOYMENT AGREEMENT

AGREEMENT made as of this 1st day of June 2015 (“Effective Date”) by and between GULF & WESTERN INDUSTRIES, INC. (“Gulf & Western”), a Nevada Corporation with a registered office address of 3301 Jarbidge Way, Sparks, Nevada 89434 and W. PIERCE CARSON (“Carson”), an individual with an address of P.O. Box 831, Cedar Crest, New Mexico 87008.

WITNESSETH:

In consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.  Employment.  Gulf & Western hereby employs Carson and Carson accepts such employment, for the Term (as defined below), with the duties and compensation and upon the terms and conditions hereinafter set forth in this Agreement.

2.  Term.  The term (“Term”) of Carson’s employment shall commence on June 1, 2015 and shall continue through and including May 31, 2016, unless earlier terminated as herein provided for in this Agreement.  Prior to expiration of the Term, Gulf & Western and Carson may agree to extend the Term under new terms of compensation and conditions of employment, it being agreed that any such extension must be in writing signed by both parties.

3.  Duties.

(a)  Carson shall be the President and Chief Executive Officer (“CEO”) of Gulf & Western during the Term and shall perform the services as set forth in Gulf & Western’s bylaws and as Gulf & Western’s Board of Directors (“Board”) shall direct, which services shall be commensurate with Carson’s status as CEO of Gulf & Western.  Carson shall perform his services subject only to the direction and control of the Board and will report only to the Board.

(b)  During the Term, Carson shall devote at least half and up to substantially all of his working time and attention to the business and affairs of Gulf & Western as may be required to fulfill the duties of CEO, provided however that the Company acknowledges that Carson shall have the right to be a director or officer of other corporations not affiliated with Gulf & Western and that a portion of his time will be devoted to those other activities; provided that Carson’s positions and activities for such other corporations shall not be in conflict  with the interests of Gulf & Western. Should a potential conflict arise, Carson shall discuss such potential conflict with the Board and shall obtain the consent of the Board in writing before proceeding with such positions or activities.

(c)

Upon execution of this Agreement, Carson shall be appointed as a director of Gulf & Western and shall devote such time and attention to the affairs of Gulf & Western as may be required to fulfill the duties of director. Carson shall not be entitled to any additional compensation for his services as director, and Carson’s service as a director shall terminate upon the termination of this agreement unless otherwise agreed in writing by Gulf & Western.

(d)

Carson shall at all times conduct himself in a manner consistent with his duty of loyalty to Gulf & Western and shall present all opportunities that may fit Gulf & Western’s corporate objectives of which he becomes aware during the Term.

(e)

Carson shall provide the Board with a confidential list of up to twelve mineral opportunities that may potentially fit Gulf & Western’s corporate objectives of which he became aware prior to the Term. Gulf & Western shall have a right to elect to pursue selected opportunities on reasonable terms of compensation to be agreed with Carson. Carson shall be free to pursue for his own account any opportunities Gulf & Western determines not to pursue, and also shall be free to pursue any opportunities that do not fall within Gulf & Western’s corporate objectives.

4.  Compensation.  The Company and Gulf & Western shall compensate Carson for his services during the Term in the form of stock in Gulf & Western and shall, contemporaneously herewith, issue to Carson restricted common stock such that following such new issue Carson owns fifteen percent (15%) of the outstanding stock in Gulf & Western. Although issued contemporaneously herewith, Gulf & Western shall not be required to certificate Carson’s stock until May 31, 2016. On or before May 31, 2016, Gulf & Western shall deliver the subject stock certificate(s) to Carson. Carson’s stock shall be subject to “lock up” and sale restrictions as provided in Section 9. Carson shall be solely responsible for paying any local, state or federal payroll taxes levied as a result of the issuance of the stock as compensation and agrees to indemnify and hold harmless Gulf & Western from any liability therefore.

5.  Expenses.  Gulf & Western will pay or reimburse Carson within 30 days for all travel and other expenses reasonably incurred by Carson during the Term in connection with the performance of his duties hereunder upon presentment of written expense receipts reflecting such expenses. Carson shall in advance incorporate estimated expenses in project budgets to be coordinated with the Board.

6.  Discharge for Cause.  The Board of Directors of Gulf & Western may discharge Carson For Cause at any time.  Such discharge shall be effected by written notice to Carson which shall specify the reasons for Carson’s discharge and the effective date thereof.  As used herein, the term “For Cause” shall mean only chronic alcoholism, drug addiction, criminal dishonesty or willful violation of direct written instructions from the Board relating to a material matter which directions are consistent with all applicable laws, rules and regulations and orders to which Carson or Gulf & Western are subject and the provisions of this Agreement unless cured within ten (10) days after notice.  Upon termination of Carson’s employment as provided for in this Section 6, Carson shall forfeit that portion of the stock issued to him pursuant to Section 4 prorated from the date of termination to the end of the Term.

7.  Voluntary Termination by Carson.  Carson shall have the right to voluntarily terminate his employment with Gulf & Western during the Term. To effect such voluntary termination, Carson shall provide Gulf & Western at least 60 days advanced written notice of such termination. Upon termination of Carson’s employment as provided for in this Section 7, Carson shall forfeit that portion of the stock issued to him pursuant to Section 4 prorated from the date of termination to the end of the Term.

8.  Indemnification.  Gulf & Western shall indemnify Carson to the fullest extent permitted by law and the certificate of incorporation and bylaws of Gulf &Western from and against any loss, claim, liability and/or expense incurred for, or by reason of, or arising out of, acts of Carson as an officer and/or director of Gulf & Western or affiliated company or subsidiary.

9.  Sale of Carson’s Gulf & Western Stock.  Carson covenants with Gulf & Western that until the earlier of May 31, 2017 or his termination of employment with Gulf & Western, he shall “lock up” and not sell any of his stock. Carson further covenants that after the above “lock up” provision no longer applies, if he intends to sell stock he shall first offer to sell such stock to Gulf & Western and to the major shareholders of Gulf & Western.

10.  Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement and the obligations and responsibilities of the parties hereto or the breach or alleged breach by any of the parties of their respective obligations hereunder shall be settled by arbitration in the city of Denver, Colorado by one arbitrator in accordance with the then governing Rules of the American Arbitration Association.  The written decision of the arbitrator shall be final and binding upon Magellan, Gulf & Western and Carson.  Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction.  Notwithstanding the above, any party shall be entitled to seek and obtain injunctive or similar relief from a court of competent jurisdiction where appropriate pending arbitration.  The parties hereby submit to the exclusive jurisdiction of the courts of the State of Colorado or Federal Courts situated in Denver County, Colorado for such purpose and for purposes of enforcing any arbitration award.  Gulf & Western shall pay all legal fees and expenses reasonably incurred by Carson in good faith as a result of any claim or arbitration arising from this Agreement.

11.  Miscellaneous.

(a)  This Agreement contains the entire understanding between the parties hereto concerning the subject matter hereof.  Only an instrument in writing executed by the parties hereto may amend this Agreement.

(b)  This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado.

(c)  This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of the successor or successors of Gulf & Western whether by merger, consolidation or otherwise.

(d)  Any notice to be given pursuant to the terms of this Agreement shall be in writing and delivered by hand or sent by registered or certified mail to such party at such party’s address set forth above or to such other address or to the attention of such other person as any party has specified by prior written notice to the other party.

(e)  A party’s waiver of a breach of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach of this Agreement by such other party.  No waiver shall be valid unless in writing and signed respectively by an authorized officer of Gulf & Western and Carson.

(f)  Carson acknowledges that his services are unique and personal.  Accordingly, Carson shall not assign his rights or delegate his duties or obligations under this Agreement.

(g)  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

(h)  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, Magellan and Gulf & Western have caused this Agreement to be executed by its officers thereunto duly authorized, and Carson has executed this Agreement all as of the dates set forth below..

GULF & WESTERN INDUSTRIES, INC.

/s/ John C. Power________________________

John C. Power

June 8, 2015

President and Director

W. PIERCE CARSON

/s/ W. Pierce Carson______________________

W. Pierce Carson

June 8, 2015

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